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                                                                    EXHIBIT 12.1

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                                                                                                                   NINE MONTHS
                                                                     YEAR ENDED DECEMBER 31,                   ENDED SEPTEMBER 30,
                                                        1996       1997        1998        1999        2000            2001
                                                       ------     ------      ------     -------     -------         -------
(IN THOUSANDS)
COMPUTATION OF EARNINGS:
Pretax income before adjustment for minority
interests in consolidated subsidiaries and
income or loss from equity investees                   14,023     38,281      36,106     140,454     618,298         842,289

Fixed Charges                                          50,374     78,039     109,021     165,354     349,006         527,928

Amortization of Capitalized Interest                     --         --           136         331         447           1,362

Distributed Income of Equity Investees                  1,274     21,042      27,717      43,318      29,979           3,596

Interest Capitalized                                     --       (6,200)     (7,000)    (47,300)   (206,973)       (341,267)

Minority interest in pretax income of subsidiaries
that have not incurred fixed charges                     --         --          --           265        (895)           --

Total Earnings                                         65,671    131,162     165,980     302,422     789,862       1,033,908

COMPUTATION OF FIXED CHARGES:
Interest expensed and capitalized                      46,996     72,987     102,732     150,548     281,656         454,218

Estimate of interest within rental expense              3,378      5,052       6,289      12,241      23,140          27,763

Distributions on HIGH TIDES                              --         --          --         2,565      44,210          45,947

Total fixed charges                                    50,374     78,039     109,021     165,354     349,006         527,928

RATIO OF EARNINGS TO FIXED CHARGES                      1.30x      1.68x       1.52x       1.83x       2.26x           1.96x
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